EXHIBIT 10(b)40
                         SUPPLEMENTAL PENSION AGREEMENT

         THIS AGREEMENT, made as of the ____ day of _______, 1994, by and among ALABAMA POWER COMPANY, a corporation organized and existing under the laws of the State of Alabama ("Alabama"), GULF POWER COMPANY, a corporation organized and existing under the laws of the State of Maine ("Gulf"), and TRAVIS J. BOWDEN (the "Employee"),

                                 WITNESSETH THAT

         WHEREAS, the Employee's formal employment by Alabama began on November 3, 1975; however, his valuable services to Alabama actually commenced at a considerably earlier date with his employment on July 1, 1960 as a certified public accountant with Arthur Andersen & Company. The knowledge and experience acquired by the Employee while in that capacity has proven of great value to Alabama in the years since his formal employment;
         WHEREAS, the Employee as of February 1, 1994, became employed as President of Gulf Power Company and the knowledge and experience he obtained as a certified public accountant at Arthur Andersen & Company will likewise be of great value to Gulf in the future;
         WHEREAS, under prevailing interpretation of the provisions of the Internal Revenue Code applicable to "qualified" pension plans, the Pension Plan of Alabama and of Gulf may not take into account the years of the Employee's service prior to his formal employment by Alabama, with the result that, to the extent such years may not be counted, the Employee's pension will be reduced below what Alabama and Gulf believe it should be. "The Plan" as used herein shall refer to the Pension Plan for Employees of Gulf Power Company, as amended from time to time, or the Pension Plan for Employees of Alabama Power Company, if he shall resume employment with Alabama and retire as an employee of Alabama. Defined terms in the Plan are used herein with the same meaning.
         WHEREAS, Alabama and Gulf (collectively the "Companies") desire not only to recognize the valuable services rendered to Alabama and to be rendered in the future by the Employee to Gulf but also desire to secure the continued services of the Employee with Gulf. The Employee is willing to enter into this Agreement if the Companies agree to pay certain amounts, all in accordance with the provisions hereinafter set forth.
         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties agree as follows: I1. If the Employee shall continue to serve Gulf faithfully, diligently and competently to the best of his ability from the date of this Agreement until either
                  (a) such date his service as an employee shall terminate by action of the Board of Directors of Gulf or should employee be last employed by Alabama then such date his service as an employee shall terminate by action of the Board of Directors of Alabama; or
                  (b) his retirement in accordance with the provisions of the Plan; or
                  (c) his death while in the service of the Gulf or Alabama if his spouse is entitled to benefits as a Provisional Payee under the Plan;
then the provisions of Paragraphs 2 and 3 hereof shall be operative.
         2. The Companies shall pay to the Employee commencing on his retirement date under the Plan, and thereafter on the first day of each succeeding month during the lifetime of the Employee, an amount per month equal to the difference between the monthly amount payable to the Employee under the Plan as it shall then be in effect at the time any monthly amount shall be payable in accordance with this paragraph and the monthly amount which would have been payable to him under the Plan if the Employee's period of Accredited Service under the Plan included the ten year period between November 3, 1965 and November 3, 1975, less any deductions hereinafter provided; provided, however, that for the purpose of computing a monthly amount payable to the Employee under the Plan no limitation on benefits imposed by the Internal Revenue Code as it now exists or is hereafter amended or any other limiting legislation shall be taken into account. The computations required for determination of monthly payments hereunder and the periods used as periods of Accredited Service shall be calculated so as to give appropriate effect in each instance to the exclusion of any portions of such period on account of eligibility, military service, leave of absence, or otherwise as may be required under the Plan as it shall be in effect at the time such monthly payment is to be made.
         3. If, in accordance with the terms of the Plan, the Employee shall have a Provisional Payee entitled to receive payments thereunder, then the Provisional Payee shall be entitled to payments under this Agreement which, when added to payments to her under the Plan, would be appropriate if the Employee's service from November 3, 1965 to November 3, 1975, had been rendered to the Company or to a company affiliated or associated with the Company.
         4. The cost of the benefit payable to Employee pursuant to Paragraph 2 hereof shall be apportioned between Alabama and Gulf based upon the total number of years of Accredited Service earned by Employee at Alabama and at Gulf. For example, if Employee earns eighteen (18) years of Accredited Service at Alabama and nine (9) years of Accredited Service at Gulf, Alabama would be liable for payment of two-thirds of the benefit and Gulf would be liable for one-third of the benefit.
         5. Neither the entering into nor the termination of this Agreement for any cause shall affect the Employee's right to such salary, fees or other compensation for his services as an employee, officer or director of the Companies as they have agreed or may agree to pay him prior to or subsequent to his termination of service nor his right to participate in and receive benefits under any plan or plans of the Companies now existing, or which may hereafter exist, providing benefits for its employees.
         6. The Employee shall not, under any circumstances, have any option or right to require payments hereunder otherwise than in accordance with the terms hereof and after the terms and contingencies herein specified have been met. Except as specifically allowed by law, neither the Employee nor any Provisional Payee shall have any power of anticipation, alienation, mortgage, pledge, encumbrance or assignment of payments contemplated hereunder, and all rights and benefits of the Employee and of any Provisional Payee shall be for his or her sole personal benefit, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, mortgage, pledge, encumbrance, transfer, claim or judgment or bankruptcy proceedings against the Employee or his Provisional Payee.
         7. Nothing contained in this Agreement shall be construed to affect in any manner the existing rights of the Companies or the Employee to suspend, terminate, alter or modify, whether or not for cause, the employment relationship contemplated by Paragraph 1 hereof.
         8. The failure of either party to insist in any one or more instances upon performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition, but the obligation of either party with respect thereto shall continue in full force and effect.
         9. The Employee and the Companies agree that the validity of this Agreement or any of the provisions hereof shall be determined under and according to the laws of the State of Alabama, and that the Agreement and its provisions shall be interpreted and construed in accordance with the laws of that State.
         10. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successor to the business of the Companies, but neither this Agreement nor any right hereunder may be assigned by the Employee and, in any event, the Agreement shall, if not sooner terminated, terminate for all purposes upon the death of the Employee or, if his Provisional Payee shall survive the Employee and shall be entitled to receive any payments hereunder, upon the death of the Provisional Payee, and the satisfaction by the Companies of their obligations arising theretofore under the Agreement.
         IN WITNESS WHEREOF, the Companies have caused this Agreement to be executed by their duly authorized officers and the Employee has executed this Agreement in triplicate on or as of the day and year first above written.
ATTEST:                               ALABAMA POWER COMPANY


                                       By:
Secretary                              Its:

ATTEST:                                GULF POWER COMPANY


                                       By:
Secretary                              Its:



Witness                                Employee